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                                                                    Exhibit 99.5

Court Denies Masters' Suit for Temporary Restraining Order; Nasdaq Trading Suspension Extended; Lawsuit Filed by Manugistics

    MINNEAPOLIS, Dec. 6 /PRNewswire/ -- VirtualFund.com, Inc. (Nasdaq: VFND) today announced that it has been notified by The Nasdaq Stock Market(R) that Nasdaq has changed Tuesday afternoon's temporary trading halt in its common stock to an "additional information requested from the company" suspension in trading.
    The company believes Nasdaq's action resulted from VirtualFund's announcement yesterday that the board had engaged two consulting firms to conduct independent evaluations related to the company's use of cash, related party business transactions and the company's e-business-to-business strategy. The company has affirmed that reports from both consulting firms will be completed as promptly as possible and immediately reviewed by the board of directors.
    In a court action late yesterday, Hennepin County District Court Judge Beryl Nord rejected Melvin Masters' request for a temporary restraining order that would nullify his suspension as chairman, CEO and president. The court also rejected Masters' request for a preliminary injunction calling for an immediate meeting of shareholders and certain other relief.
    VirtualFund also disclosed today that Manugistics, Inc., a software company located in Rockville, Md., has filed a lawsuit against the company in the Federal District Court for the District of Maryland. The lawsuit alleges that the company has anticipatorily breached a Software License Agreement and seeks payment from VirtualFund of an additional $4.5 million in licensing fees. The lawsuit was filed in response to the VirtualFund's notification to Manugistics that the purported contract had not been authorized by the board of directors and its demand that Manugistics return $2.5 million of company funds previously paid to Manugistics at the direction of Melvin L. Masters. The company is currently evaluating its response to the lawsuit.


SOURCE VirtualFund.com, Inc.
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SOURCE VirtualFund, Inc.
Web Site: http://www.virtualfund.com
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